October 11, 2007 Investor Contact: Stephen C. Hathaway 608.824.2800 shathaway@tomotherapy.com
Media Contact:
Patty Kitowski
Marketing Communications Manager
608.824.2820
pkitowski@tomotherapy.com
For Immediate Release
TomoTherapy Incorporated Announces Pricing of Common Stock Offering by Selling Shareholders
Madison, WI — TomoTherapy Incorporated (Nasdaq: TTPY) announced today the pricing of a public offering of 8,500,000 shares of its common stock at a price of $22.25 per share. All of the shares are being sold by certain selling shareholders of TomoTherapy. TomoTherapy will not receive any of the proceeds from the sale of shares by the selling shareholders. The closing of the offering is scheduled to take place on October 16, 2007. The selling shareholders have granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares of common stock at the public offering price to cover over-allotments, if any.
Merrill Lynch & Co. acted as sole-bookrunning manager, and Piper Jaffray & Co., Thomas Weisel Partners LLC, Robert W. Baird & Co. Incorporated and William Blair & Company acted as co-managers for the offering. The offering will be made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.
A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi·Art® treatment system, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers. The Hi·Art treatment system combines integrated CT imaging with radiation therapy to deliver
TomoTherapy Incorporated • 1240 Deming Way • Madison, WI 53717

radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue.
©2007 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi·Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.
T-MKT-AP0XXX-0405
TomoTherapy Incorporated • 1240 Deming Way • Madison, WI 53717